Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form F-4 of ClimateRock Holdings Limited of our report dated February 17, 2023, with respect to our audit of ClimateRock’s financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from December 6, 2021 (inception) to December 31, 2021, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about ClimateRock’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

January 26, 2024